Exhibit 5.1

[Snell & Wilmer L.L.P. Letterhead]

August 1, 2007

Radyne Corporation

3138 East Elwood Street,

Phoenix, Arizona

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Radyne Corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 215,393 shares of the Company’s common stock, $0.001 par value (the “Shares”), issuable or reserved for issuance pursuant to the AeroAstro, Inc. 1999 Stock Option Plan (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws and such other documents, records, certificates, memoranda and other instruments as we deemed necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Snell & Wilmer LLP

Snell & Wilmer LLP